EXHIBIT 99.3

FOR  IMMEDIATE  RELEASE:

                 GENUS HIRES TOP DEFENSE COUNSEL FOR PATENT SUIT

SUNNYVALE, CALIF.-JUNE 19, 2001-After publicly rejecting patent infringement allegations instigated by ASM International N.V. (ASMI) on June 7, Genus, Inc. (Nasdaq: GGNS) has retained Weil, Gotshal & Manges LLP as its legal counsel in the suit. Genus cited the law firm's industry expertise and formidable track record in intellectual property litigation cases, including success in defending other patent infringement claims made by ASMI, as reasons for hiring the firm.

Genus was officially served with the complaint last week, and Genus management is confident in its legal position in the impending lawsuit. In its complaint, ASMI alleges infringement by Genus involving two patents relating to atomic layer deposition (ALD) processes. Genus has been granted three patents involving ALD technology.

"We wanted to have top legal counsel in order to protect our intellectual property and to mount a vigorous defense for Genus," said Bill Elder, chairman and CEO of Genus.

FORWARD-LOOKING  STATEMENTS
This press release contains forward-looking statements regarding the company's intellectual property rights. These forward-looking statements are subject to a number of risks and uncertainties. These contingencies include but are not limited to potential results of legal challenges by competitors, including ASMI, and general conditions in the semiconductor equipment market and the economy in general. Genus assumes no obligation to update this information. Additional risks and uncertainties are discussed in the Management's Discussion and Analysis of Results of Operations contained in Genus' Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and in subsequently filed quarterly reports on Form 10-Q filed with the SEC.

ABOUT  GENUS
Founded in 1982, Genus, Inc. designs, manufactures and markets capital equipment and deposition processes for advanced semiconductor manufacturing as well as for other, emerging non-semiconductor applications. Genus offers various thin film deposition modules using its own production-proven equipment and processes for both chemical vapor deposition (CVD) and atomic layer deposition (ALD). The deposition processes are used to manufacture integrated circuits for the computer, communications, medical, military, transportation and consumer electronics industries. Genus' customers include semiconductor manufacturers located throughout the United States, Europe and the Pacific Rim including Korea and Japan. Company headquarters are in Sunnyvale, California. For additional information visit Genus' web site at www.genus.com.

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COMPANY  CONTACT:                              EDITORIAL  CONTACT:
Debra  Scott                                   Dave  Richardson
Genus,  Inc.                                   Positio
Tel:  (408) 747-7140 Ext. 1407                 Tel:  (650) 815-1006 Ext.108
dscott@genus.com                               dave@positiopr.com